Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, Alexander Nazarenko, CS Medical Technologies, L.L.C., and 2N Company, L.L.C. each agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Common Stock of ProUroCare Medical Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Date: June 25, 2007

/s/ Alexander Nazarenko
Alexander Nazarenko

CS Medical Technologies, L.L.C.

/s/ Alexander Nazarenko
Alexander Nazarenko
Managing Member

2N Company, L.L.C.

/s/ Alexander Nazarenko
Alexander Nazarenko
Managing Manager